                                                                      Exhibit 21

                                  SUBSIDIARIES


NAME                                           STATE                  OWNERSHIP PERCENT

Boykin Hotel Properties, L.P. ("BHPLP")        Ohio                    92.1%

Red Lion Inns Operating L.P.                   Delaware                100% (by BHPLP)

BoyStar Ventures, L.P.                         Ohio                    91% (by BHPLP)

Shawan Road Hotel L.P.                         Maryland                91% (by BHPLP)

Boykin San Diego LLC                           Ohio                    91% (by BHPLP)

RadBoy Mt. Laurel LLC                          Ohio                    85% (by BHPLP)

Boykin Kansas City LLC                         Ohio                    80% (by BHPLP)

Boykin/AEW LLC ("BOYAEW")                      Delaware                25% (by BHPLP)

Boykin Chicago, L.L.C.                         Ohio                    75% (by BOYAEW)